Exhibit 5.1

October 6, 2026

Board of Directors

Navitas Semiconductor Corporation

3520 Challenger Street

Torrance, California 90503-1640

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,395,762 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to outstanding unvested stock options under Claros, Inc. 2024 Equity Incentive Plan (the “Plan”) assumed by the Company in connection with the acquisition of Claros, Inc. and converted into stock options to purchase shares of Common Stock.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of (i) the Plan, (ii) the Second Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof, together with all amendments thereto adopted through the date, (iii) the Amended and Restated Bylaws of the Company, as amended, as in effect on the date hereof, (iv) the Registration Statement on Form S-8 and all exhibits thereto (the “Registration Statement”) covering the registration of the Shares under the Securities Act, and (v) such other corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been duly issued and delivered pursuant to the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

Our opinion is strictly limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

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It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Cozen O’Connor

[Signature Page to Cozen Opinion]